Filed Pursuant to Rule 424(b)(3)

File No. 333-274313

AXXES PRIVATE MARKETS FUND

Supplement dated May 23, 2025

to the Prospectus and Statement of Additional Information dated September 16, 2024

This supplement updates certain information contained in the Fund’s Prospectus and Statement of Additional Information dated September 16, 2024. You may obtain a copy of the Fund’s Prospectus and Statement of Additional Information free of charge, upon request, by calling 1-(877) 462-9937, accessing the Fund’s website at axxesfundsolutions.com, or by writing to the Fund at c/o Axxes Advisors LLC, 3011 Ponce de Leon Blvd, Suite 1420, Coral Gables, Florida 33134.

Terms used and not otherwise defined in this supplement shall have the same meanings as set forth in the Fund’s Prospectus or Statement of Additional Information, as applicable.

Effective May 22, 2025, the Board of Trustees of the Fund (the “Board”) approved the reduction of the Fund’s Minimum Offering Requirement from $25,000,000 to $10,000,000, and authorized the Fund’s officers to direct the release of the escrowed funds upon the satisfaction of the Fund’s Minimum Offering Requirement.

Effective May 22, 2025, Ray Joseph resigned from his position on the Board, his position as Chairman of the Board, and his position as portfolio manager of the Fund. On May 22, 2025, the Nominating and Corporate Governance Committee of the Board met to nominate Gary J. Bachman to fill the vacancy on the Board. Mr. Bachman’s nomination was approved by the Board, effective May 22, 2025. Additionally, the Board appointed Paul Huchro to serve in the position of Chairman of the Board effective May 22, 2025. As such, the following changes are made to the Prospectus and Statement of Additional Information:

The first sentence in the Prospectus Summary under the heading “The Advisor” is replaced in its entirety with the following:

Our Advisor is newly formed and led by its Chief Executive Officer, Joseph DaGrosa, Jr., who has overall responsibility for managing the Fund’s investment program.

In the Prospectus section “Management of the Fund” under the sub-heading “Management Team” Ray Joseph’s bio is removed, and the first two paragraphs of the section are replaced in their entirety with the following:

Our Advisor is led by Joseph DaGrosa, Jr., who has overall responsibility for managing the Fund’s investment program. The personnel of the Advisor responsible for management of the Fund are experienced and educated investment professionals with a long performance record in alternative investments. They have identified, evaluated, structured, managed and monitored a wide range of alternative investments globally and maintain a strong network within the alternative investment community as a result of their prior and ongoing experience. The Advisor and its personnel maintain relationships with a large number of managers. The Advisor believes that, as a result of these contacts, the Fund should have access to a large number of investments from which to select.

The portfolio manager responsible for the day-to-day management of the Fund is Joseph DaGrosa, Jr.:

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In the Statement of Additional Information, under “Management of the Fund,” the “Interested Trustee” table and the “Officers who are Not Trustees” table are replaced in their entirety with the following:

Interested Trustees

Name and Year of Birth	Position(s) Held with the Fund; Term of Office and Length of Time Served*	Principal Occupation(s) During the Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Directorships Held by Trustee in the Past 5 Years
Gary J. Bachman** (1968)	Trustee Since 2025; Chief Financial Officer Since 2023; President Since 2025	Chief Financial Officer, Axxes Capital (Apr. 2023); Managing Director, GQG Partners (Jan. 2021 – Apr. 2023); Chief Operating Officer, Pzena Investment Management (Sept. 2012 – Mar. 2020)	2	Axxes Opportunistic Credit Fund
Martha Bejar*** (1962)	Trustee Since 2022	Chairperson, Afiniti (a data and software company) (Jan. 2022 – Present); Senior Partner, DaGrosa Capital Partners (Sept. 2022 – Present); Director, Quadient SA (Jan. 2019 – Present); Director, Sportsman’s Warehouse (Feb. 2019 – Present); Director, Commvault Systems, Inc. (Jul. 2018 – Present); Director, Lumen Technologies (Jan. 2016 – Present); Co-Founder, Red Bison Advisory Group (Jan. 2013 – Jun. 2019)	2	Lumen Technologies; Commvault Systems, Inc.; Quadient SA; Sportsman’s Warehouse; Axxes Opportunistic Credit Fund

*	Each Trustee serves during the continued lifetime of the Fund and will not be subject to a term limit.

**	Mr. Bachman is an interested person of the Fund because of his position with the Fund’s Advisor.

***	Ms. Bejar is an interested person of the Fund because of her position with an affiliate of the Fund’s Advisor.

Officers who are Not Trustees

Information regarding our officers who are not Trustees is as follows:

Name and Year of Birth	Position(s) Held with the Fund; Term of Office and Length of Time Served(1)	Principal Occupation(s) During the Past 5 Years
Joseph DaGrosa, Jr. (1963)	Chief Executive Officer Since 2022	Founder and Chief Executive Officer, Axxes Capital (Jan. 2022 – Present); Chairman, DaGrosa Capital Partners (Jan. 2019 – Present); Co-Founder and Co-Chair, Quinn Residences (2019 – 2020); Chairman, General American Capital Partners LLC (Jan. 2016 – Apr. 2022); Senior Partner, 1848 Capital Partners LLC (2006 – Apr. 2022)
Karrie Jerry (1974)	Chief Compliance Officer Since 2022	Chief Compliance Officer, Axxes Capital (Mar. 2022 – Present); Chief Compliance Officer, New Mountain Capital LLC (Jul. 2011 – Mar. 2022)
Adrain Bryant (1977)	Chief Legal Officer Since 2023	Chief Legal Officer, Axxes Capital (Sep. 2023 – Present); Director of Corporate Legal Affairs, Vapotherm (Aug. 2020 – Aug. 2023); Consulting Attorney (Aug. 2017 – Aug. 2020); Vice President and Associate General Counsel, W.P. Carey Inc. (Aug. 2015 – Aug. 2017)
Adam Kaplan (1967)	Chief Administrative Officer and Secretary Since 2022	Chief Administrative Officer, Axxes Capital Inc. (Jun. 2022 – Present); Chief Operating Officer, DaGrosa Capital Partners (Feb. 2021 – Jun. 2022); Independent Consultant (Nov. 2019 – Jan. 2021); Chief Financial Officer, Ship Supply (Mar. 2018 – Oct. 2019); Chief Portfolio Officer, Banyan Mezzanine Partners (Apr. 2009 – Mar. 2018)

(1)	Officers are typically elected every year, unless an officer earlier retires, resigns or is removed from office.

The address for each officer is c/o Axxes Private Markets Fund, 3011 Ponce de Leon Blvd., Suite 1420, Coral Gables, FL 33134.

In the Statement of Additional Information, under “Management of the Fund – Biographical Information – Interested Trustees” Ray Joseph’s bio is removed and replaced with the following:

Gary J. Bachman

Gary J. Bachman is a Trustee and the Chief Financial Officer and President of the Fund and the Chief Financial Officer of the Advisor. Mr. Bachman has over 30 years of corporate finance experience covering public accounting, financial institutions and public company investment managers.

Previously, Mr. Bachman was a Managing Director at GQG Partners overseeing all strategic initiatives. From 2016 to 2020, Mr. Bachman was the Chief Operating Officer of Pzena Investment Management and previously served as Pzena’s Chief Financial Officer from 2012 through 2016. Prior to joining Pzena, Mr. Bachman served in senior finance and accounting roles at JP Morgan Chase, Lehman Brothers, and Goldman Sachs. Mr. Bachman began his career in 1990 as an auditor with Ernst & Young and earned his Certified Public Accounting license in 1992. Mr. Bachman recently served as a member of the Financial Accounting Standards Board Small Business Advisory Committee.

Mr. Bachman received a B.S. in Accounting from Binghamton University and an M.B.A. in Finance from Fordham University.

Mr. Bachman’s management and financial reporting experience make him qualified to serve on the Board.

In the Statement of Additional Information, under “Management of the Fund – Biographical Information – Officers who are Not Trustees,” Gary J. Bachman’s bio is removed.

In the Statement of Additional Information in “Management of the Fund – Compensation of Trustees” Ray Joseph is removed from the table and replaced with Gary J. Bachman. Mr. Bachman will not receive any compensation from the Fund for his service as a Trustee.

In the Statement of Additional Information in “Management of the Fund – Board Leadership Structure” reference to Ray Joseph as Chairman is removed, and replaced with reference to Paul Huchro.

In the Statement of Additional Information in “Management of the Fund – Other Accounts Managed by the Portfolio Manager” “– Compensation” and “– Securities Ownership,” all mentions of Ray Joseph are removed.

Please retain this supplement for future reference.

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